Exhibit 10.1

Amendment of 2009 Stock Plan to Include TARP Clawback

WHEREAS, Section 30.8 of the Interim Final Regulation requires the Company to ensure that any bonus payment made to a SEO or the next twenty most highly compensated employees during the TARP period is subject to a provision for recovery or ‘‘clawback’’ by the TARP recipient if the bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

The SunTrust Banks, Inc. 2009 Stock Plan be and hereby is amended by adding a new Section 5.2.1:

5.2.1	Recoupment of Amounts Paid or Awarded Based Upon Misstated Financials or Other Performance Metric. During any year in which any obligation arising from financial assistance received under TARP is outstanding within the meaning of Treasury Regulations 31 CFR Part 30, “TARP Standards for Compensation and Corporate Governance,” the Company shall not pay or allow to vest, or if paid or vested shall recover from, any person who during the year of payment is determined by the Committee to be a “senior executive officer” of the Company or among the next twenty (20) most “highly-compensated” employees of the Company, any bonus payment made to such individual if the bonus payment was based on a materially inaccurate financial statement (which shall include but shall not be not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric or criteria. The Committee shall base its determination as to whether a financial statement or performance metric criteria is materially inaccurate on all the facts and circumstances, but a financial statement or performance metric criteria shall be deemed to be materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to those financial statements or performance metrics. The Company shall exercise its rights under this Section to recover such awards except to the extent that it is unreasonable to do so. Each participant to whom an award is paid (i) during any year in which any obligation arising from financial assistance received under TARP is outstanding, (ii) who is determined by the Committee to be a “senior executive officer” of the Company or among the next twenty (20) most “highly-compensated” employees of the Company for such year, and (iii) such award or payment is made to such individuals based on materially inaccurate financial statement (which shall includes but not be not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, agrees to promptly repay such award or payment to the Company promptly upon request by the Company. Each such participant hereby expressly authorizes the Company to deduct such amounts from any other amount the Company may owe to such individual. For the purpose of this section, a bonus payment shall be deemed to be made to an individual when the individual obtains a legally binding right to that payment.